Exhibit 5.1
[BARNES & THORNBURG LLP LETTERHEAD]
March 25, 2008
Batesville Holdings, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Ladies and Gentlemen:
     We have acted as special Indiana counsel to Batesville Holdings, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,785,436 shares (the “Shares”) of the Company’s common stock, no par value, authorized for issuance pursuant to the Hillenbrand, Inc. Stock Incentive Plan, the Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan and the Hillenbrand, Inc. Executive Deferred Compensation Program (collectively, the “Plans”).
     We have examined the originals or copies, certified or otherwise, identified to our satisfaction of (a) the Registration Statement, (b) the Plans, (c) the Articles of Restatement and Amendment of the Articles of Incorporation of the Company approved by the Board of Directors and shareholder of the Company (the “Amended Articles of Incorporation”) and (d) such corporate records of the Company, Hillenbrand Industries, Inc. and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In our review, we have assumed (i) the genuineness of all signatures on original documents, (ii) the conformity to original documents of all copies submitted to us and (iii) the accuracy and completeness of all corporate and public documents and records made available to us.
     Based upon and subject to the foregoing, we are of the opinion that, when the Amended Articles of Incorporation are duly filed with the Secretary of State of the State of Indiana, the issuance of the Shares reserved for issuance under each Plan will have been duly authorized and that the Shares, when issued and delivered in accordance with the terms of each Plan, will be validly issued, fully paid and nonassessable.
     This opinion letter is limited to the current internal laws of the State of Indiana (without giving any effect to the conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter come to our attention, even though legal analysis or legal conclusions contained in this opinion letter may be affected by such changes. This opinion is furnished to you in support of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.
Very truly yours,
BARNES & THORNBURG LLP